Form N-SAR, Sub-Item 77q1(e)
Any new or amended investment advisory contracts

Nuveen Mid Cap Index Fund
Nuveen Small Cap Index Fund, each a series of

Nuveen Investment Funds, Inc.

811-05309

We hereby incorporate by reference a new
Investment Advisory agreement, and a new Sub-
Advisory Agreement, a form of which was filed as Appendix I and Appendix J, respectively, under
Conformed Submission Type DEF 14A, accession number 0001193125-14-398582, on November 5,
2014.